Exhibit 10.1

LICENSE AGREEMENT
BETWEEN
TENSIODYNE CORPORATION

AND

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA
(JULY ___, 1993)

TECHNOLOGY AREA:   METAL FATIGUE MEASUREMENT

LICENSE AGREEMENT

BETWEEN

TENSIODYNE CORPORATION

AND

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA
(JULY __, 1993)

This License Agreement ("AGREEMENT") is made by and between The Trustees of the University of Pennsylvania, a Pennsylvania not for profit corporation, having an office at 3700 Market Street, Suite 300, Philadelphia, Pennsylvania 19104-3147 ("PENN") and Tensiodyne Corporation having a place of business at 11835 West Olympic Boulevard, East Tower, Suite 705, Los Angeles, California 90064 ("LICENSEE").

This AGREEMENT is effective as of July __, 1993 ("EFFECTIVE DATE").

RECITALS

WHEREAS, PENN is the sole and exclusive owner and proprietor of certain inventions and improvements together with technical information and proprietary rights developed by Drs.  Campbell Laird and Li Yuan-Feng relating to electrochemical methods and devices to determine metal fatigue; and,

WHEREAS, PENN is the owner of application(s) for United States and foreign letters patent(s) in Appendix 1 attached hereto relating to the foregoing inventions and improvements of Drs. Laird and Yuan-Feng; and,

WHEREAS, PENN, through the continuing work of Dr. Laird or such other PRINCIPAL INVESTIGATOR as may be designated by the parties in accordance with the SPONSORED RESEARCH AGREEMENT between the parties of even date herewith, may make additional inventions and improvements and may develop additional technical information and proprietary rights relating to electrochemical methods and devices to determine metal fatigue; and,

WHEREAS, LICENSEE desires to secure the exclusive right and license to use, develop, manufacture, market and exploit any inventions and improvements of Dr. Laird and/or any other PRINCIPAL INVESTIGATOR, owned by PENN as set forth in Appendix 1 hereto and to use, develop, manufacture, market and exploit the additional inventions, improvements, technical information and proprietary rights relating to electrochemical methods and devices to determine metal fatigue; and,

WHEREAS, PENN has determined that the exploitation of the inventions and improvements of Drs.  Laird and Yuan-Feng and/or any other PRINCIPAL INVESTIGATOR is in the best interest of PENN and is consistent with its educational and research missions and goals; and,

WHEREAS, PENN and LICENSEE have entered into a SPONSORED RESEARCH AGREEMENT on even date herewith providing support for the continuing work of Dr. Laird [together with a STOCK PURCHASE AGREEMENT providing for the issuance to PENN and Drs.  Laird and Yuan-Feng of shares of LICENSEE's Common Stock in partial consideration of the exclusive license granted hereunder];

NOW, THEREFORE, in consideration of the premises and of the promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

ARTICLE - DEFINITIONS

1.1  AFFILIATE means, when used with reference to LICENSEE, any ENTITY directly or indirectly controlling, controlled by or under common control with LICENSEE.  For purposes of this AGREEMENT, "control" means the direct or indirect ownership of over 50% of the outstanding voting securities of an ENTITY, or the right to receive over 50% of the profits or earnings of an ENTITY, or the power to direct or cause the direction of the management and policies of an ENTITY, whether through the ownership of voting securities, by contract, or otherwise.

1.2  BANKRUPTCY EVENT means the ENTITY in question becomes insolvent, or voluntary or involuntary proceedings by or against such ENTITY are instituted in bankruptcy or under such insolvency law, or a receiver or custodian is appointed for such ENTITY, or proceedings are instituted by or against such ENTITY for corporate reorganization or the dissolution of such ENTITY, which proceedings, if voluntary, shall not have been dismissed within ninety (90) days after the date of filing, or such ENTITY makes an assignment for the benefit of creditors, or substantially all of the assets of such ENTITY are seized or attached and not released within sixty (60) days thereafter.

1.3  CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.4  CALENDAR YEAR means a period of twelve (12) months beginning on January 1 and ending on December 31.

1.5  ENTITY means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization which can exercise independent legal standing.

1.6  FAIR MARKET VALUE means the gross sales price which LICENSEE would realize from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.7  FIELD OF USE means the field of the use or application of PENN PATENT RIGHTS or PENN TECHNICAL INFORMATION to obtain electrochemical data on metals to determine the fatigue status of such metals.

1.8  LICENSEE shall include LICENSEE and its AFFILIATES together with any other business ENTITY in which LICENSEE or any of its AFFILIATES own a controlling interest or over which LICENSEE or any of its AFFILIATES possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of an ENTITY, whether through the ownership of voting securities, by contract or otherwise.

1.9  NET SALES means gross revenues, whether or not invoiced, billed, or received by LICENSEE from a third party, attributable to LICENSEE's use, SALE, lease, or transfer of any PENN LICENSED PRODUCT(S) or SERVICES, less qualifying costs directly attributable to such use, SALES, lease, or transfer and actually allowed, identified on the invoice, and borne by LICENSEE.

         1.9.1     Such qualifying costs shall be limited to costs of the
following:

1.9.1.1   Discounts, in amounts customary in the trade, for quantity purchases, cash payments, prompt payments, wholesalers, and distributors.

1.9.1.2   Credits or refunds, not exceeding the original or customary billing or invoice amount, for claims or returns.

1.9.1.3   Prepaid transportation insurance premiums.

1.9.1.4   Prepaid outbound transportation expenses.

1.9.1.5   Sales and use taxes, separately billed or invoiced, and borne by LICENSEE, imposed by a government agency an such use, SALES, lease or transfer.

1.10 PENN LICENSED PRODUCT(S) means products which in the absence of this AGREEMENT would infringe at least one claim of PENN PATENT RIGHTS or products which are made using a process or machine covered by a claim of PENN PATENT RIGHTS, or products made, at least in part, using PENN TECHNICAL INFORMATION.

1.11 PENN PATENT RIGHTS means those United States and foreign patent applications listed in Appendix 1 hereto together with any and all patents issuing thereupon, including continuation, divisional and re-issue applications and continuation-in-part applications thereof based upon inventions and improvements discovered by PENN through Dr. Campbell Laird, Dr. Li Yuan-Feng and/or any other PRINCIPAL INVESTIGATOR as a result of the SPONSORED RESEARCH AGREEMENT between the parties.

1.12 PENN TECHNICAL INFORMATION means research and development information, unpatented inventions, know-how, trade secrets, and technical data in the possession of PENN at the EFFECTIVE DATE of this AGREEMENT and/or becomes known through the Sponsored Research Agreement, which are needed to produce to PENN LICENSED PRODUCTS and/or SERVICES.

1.13 PRINCIPAL INVESTIGATOR(S) is as defined in the SPONSORED RESEARCH AGREEMENT executed between the parties.

1.14 SALE means a transaction for which consideration is received or expected by LICENSEE for the use or transfer of PENN LICENSED PRODUCT(S).  A SALE of PENN LICENSED PRODUCT(S) shall be deemed completed at the time LICENSEE receives payment for such PENN LICENSED PRODUCT(S).

1.15 SERVICES means and includes services, testing, and evaluation of metal fatigue performed by LICENSEE which includes or uses PENN TECHNICAL INFORMATION or PENN LICENSED PRODUCTS, or which, without the benefit of this License Agreement, would infringe a claim of the PENN PATENT RIGHTS.

1.16 SPONSORED RESEARCH AGREEMENT means the document appended as Appendix 2.

ARTICLE 2 - LICENSE GRANT

2.1  PENN grants to LICENSEE for the term of this AGREEMENT an exclusive, world-wide right and license, with the right to grant sublicenses, to make, have made, use and sell PENN LICENSED PRODUCT(S) in the FIELD OF USE.  No other rights or licenses are granted hereunder.

2.2  The license grant of this Article 2 is exclusive but for the reserved right OF PENN to use and permit the use of by nonprofit organizations, the PENN PATENT RIGHTS and the PENN TECHNICAL INFORMATION solely for educational and research purposes on a non-commercial basis.

2.3  Any license granted to LICENSEE pursuant to Article 2 hereof shall be subject to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder, to the extent funded, in whole or in part, by the United States government.

2.4  The right to sublicense conferred upon LICENSEE under this AGREEMENT is subject to the following conditions:

2.4.1 In each sublicense, the sublicensee shall be prohibited from further sublicensing and shall be subject to the terms and conditions of the license granted to LICENSEE under this AGREEMENT.

2.4.2 LICENSEE shall forward to PENN, within thirty (30) days of execution, a complete and accurate copy written in the English language of each sublicense granted hereunder.  PENN's receipt of such sublicense shall not constitute an approval of such sublicense or a waiver of any of PENN's rights or LICENSEE's obligations hereunder.

2.4.3 If LICENSEE becomes subject to a BANKRUPTCY EVENT, all payments then or thereafter due and owing to LICENSEE from its sublicensees shall upon notice from PENN to any such sublicensee become payable directly to PENN for the account of LICENSEE; provided however, that PENN shall remit to LICENSEE the amount by which such payments exceed the amounts owed by LICENSEE to PENN.

2.4.4 Notwithstanding any such sublicense, LICENSEE shall remain primarily liable to PENN for all of the LICENSEE'S duties and obligations contained in this AGREEMENT, and any act or omission of a sublicensee which would be a breach of this AGREEMENT if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this AGREEMENT.

ARTICLE 3 - ROYALTIES, RECORDS AND ACCOUNTING

3.1  In partial consideration of the exclusive license granted herein and in lieu of a license initiation fee, LICENSEE shall issue to PENN upon execution of this AGREEMENT, a non-refundable of five percent (5%) of the common stock of LICENSEE, to be distributed by LICENSEE as follows: (a) approximately 2.5 percent (2.5%) of the common stock of LICENSEE directly to Penn; and (b) approximately 1.25 percent (1.25%) of the common stock of LICENSEE directly to Dr. Campbell Laird; and (c) approximately 1.25 percent (1.25%) of the common stock of LICENSEE directly to Dr. Li Yuan-Feng.  The issuance of such stock shall be in accordance with a Stock Agreement which is attached to this Agreement as Appendix 3.

3.2  In further consideration of the exclusive licenses grant herein, LICENSEE shall pay to PENN a royalty of five percent (5%) of all NET SALES of PENN LICENSED PRODUCTS and two-and-one-half percent (2.5%) royalty of NET SALES of SERVICES made, made for, used or sold by LICENSEE taken together with all sublicensees in any CALENDAR YEAR.

3.2.1 For sublicenses, LICENSEE shall pay to PENN the above scheduled royalty on the NET SALES for such PENN LICENSED PRODUCTS and/or SERVICES sold by such sublicensee.  Any noncash consideration received by the LICENSEE from sublicensees in lieu of a license fee or on account of sales of PENN LICENSED PRODUCT and/or SERVICES shall be valued at its FAIR MARKET VALUE as of the date of receipt.

3.2.2 NET SALES of any PENN LICENSED PRODUCT or SERVICES shall not be subject to more than one assessment of the scheduled royalty due PENN.

3.3  LICENSEE agrees to the following performance milestones:

3.3.1  LICENSEE shall make the first commercial sale of PENN LICENSED PRODUCTS and/or SERVICES within twenty-four (24) months of completion of commercial development of a PENN LICENSED PRODUCT.

3.3.2  LICENSEE shall pay to PENN annual minimum royalties of $20,000.00 (twenty thousand dollars) due and payable on each anniversary of the EFFECTIVE DATE of this AGREEMENT commencing one year after the first commercial sale of PENN LICENSED PRODUCTS and/or SERVICES.  If the LICENSEE sponsors research in the FIELD OF USE at PENN during that year, the full amount of research funding paid may be applied as a credit against license maintenance fees due that year.

3.3.3  Minimum royalty payments due hereunder shall be paid on the due date listed.  Upon termination of this AGREEMENT, such amounts shall be applied pro rata to any shorter period.

3.3.4  A minimum royalty payment paid under Section 3.3.2 herein shall serve as an advanced payment against royalties due under Section 3.2 herein solely for the CALENDAR YEAR for which such minimum royalty payment was paid.

3.4  LICENSEE shall deliver to PENN within sixty (60) days after the end of each CALENDAR QUARTER a report, certified by the chief financial officer of LICENSEE setting forth in reasonable detail the calculation of the royalties due to PENN for such CALENDAR QUARTER, including, without limitation:

3.4.1  NET SALES amounts.

3.4.2  Royalties due, broken down by category, including earned, pass-through, and minimum royalty categories.

3.4.3  Earned royalty amounts credited against minimum royalty amounts.

3.4.4  Gross consideration amounts, including sales price or fees, revenues, or monies invoiced, billed, or received for all PENN LICENSED PRODUCT(S) and/or SERVICES.

3.4.5  Qualifying costs, as defined in Section 1.13 by category of cost, deducted from gross consideration to derive NET SALES.

3.4.6  Number of PENN LICENSED PRODUCT(S) and/or SERVICES used, leased, or transferred in each country.

3.4.7  NET SALES broken down by country.

3.4.8  Date LICENSEE or an AFFILIATE used, leased, or otherwise transfers each PENN LICENSED PRODUCT and/or SERVICE.

3.4.9  A profit and loss statement showing LICENSEE'S activity during the reporting period.

3.5  Royalties payable under Section 3.2 hereof shall be paid within ninety (90) days following the last day of the calendar quarter in which the royalties accrue.

3.6  All dollar amounts referred to in this AGREEMENT are expressed in United States dollars.  All payments to PENN under this AGREEMENT shall be made in United States dollars by check payable to "The Trustees of the University of Pennsylvania."

3.6.1  If LICENSEE receives revenues from SALES of PENN LICENSED PRODUCTS and/or SERVICES in currency other than United States dollars, royalties shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of THE WALL STREET JOURNAL as of the last business day of the applicable CALENDAR QUARTER.

3.6.2  Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to then prevailing United States prime rate of interest as published in the eastern edition of THE WALL STREET JOURNAL plus two percent (2%).

3.7  LICENSEE will maintain and cause its sublicensees to maintain, complete and accurate books and records which enable the royalties payable hereunder to be verified.  The records for each CALENDAR QUARTER shall be maintained for five years after the submission of each report under Article 3 hereof.  Upon reasonable prior notice to LICENSEE, PENN and its accountants shall have access to the books and records relating to the SALES of PENN LICENSED PRODUCTS and SERVICES by LICENSEE and its sublicensees to conduct a review or audit thereof.  Such access shall be available not more than once each CALENDAR YEAR, during normal business hours, and for each of three years after the expiration or termination of this AGREEMENT.  If PENN determines that LICENSEE has underpaid royalties by 5% or more, LICENSEE will pay the costs and expenses of PENN and its accountants in connection with its review or audit.

ARTICLE 4 - IMPROVEMENTS

4.1  Title to all intellectual property created or conceived by individuals owing duty to assign to PENN, including PENN TECHNICAL INFORMATION, shall remain in PENN.

4.2  Inventions made during the performance of the SPONSORED RESEARCH AGREEMENT shall be governed by the provisions of the SPONSORED RESEARCH AGREEMENT.

ARTICLE 5 - CONFIDENTIALITY

5.1  CONFIDENTIAL INFORMATION means any information or material in tangible form that is marked as confidential or proprietary to PENN at the time it is delivered to LICENSEE, and any other information that is furnished orally if

PENN identifies such information as confidential or proprietary when it is disclosed and confirms such designation in writing within thirty (30) days after such disclosure.

5.2  CONFIDENTIALITY

5.2.1 LICENSEE agrees to maintain in confidence and not to disclose to any third party any CONFIDENTIAL INFORMATION of PENN received pursuant to this AGREEMENT.  The foregoing obligation shall not apply to:

5.2.1.1   information that is known to LICENSEE or independently developed by LICENSEE prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to PENN upon receipt of the CONFIDENTIAL INFORMATION;

5.2.1.2   information disclosed to LICENSEE by a third party that has a right to make such disclosure;

5.2.1.3   information that becomes patented, published or otherwise part of the public domain as a result of acts by PENN or a third person obtaining such information as a matter of right; or

5.2.1.4   information that is required to be disclosed by order of the FDA or similar authority or a court of competent jurisdiction; provided that the LICENSEE shall use its best efforts to obtain confidential treatment of such information by the agency or court.

5.3  LICENSEE agrees to take all reasonable steps to protect the CONFIDENTIAL INFORMATION of PENN with the same degree of care that LICENSEE uses to protect its own confidential or proprietary information.  Without limiting the foregoing, LICENSEE agrees to ensure that all of its employees having access to the CONFIDENTIAL INFORMATION are on need-to-know basis and are obligated (in writing) to abide by LICENSEE's obligations hereunder.

5.4  PENN shall not be obligated to accept any confidential information from LICENSEE.  PENN bears no institutional responsibility for maintaining the confidentiality of any confidential information of LICENSEE.

5.5 LICENSEE agrees that it shall utilize all such CONFIDENTIAL INFORMATION solely for furthering the objectives of this AGREEMENT and it will not, either during the term of this AGREEMENT or at any time subsequent to the termination of this AGREEMENT, otherwise use such information for its own benefit or for the benefit of others; nor will LICENSEE publish or otherwise disclose such CONFIDENTIAL INFORMATION to any other individual or entity.  This paragraph shall not restrict LICENSEE's disclosure to the extent required by all pertinent securities laws, rules and regulations.

5.6  PENN's placement of a copyright notice on any portion of a document, software, or CONFIDENTIAL INFORMATION shall not be construed to mean that such portion has been published and will not release LICENSEE from its obligation of confidence hereunder.

ARTICLE 6 - TERM AND TERMINATION

6.1  This AGREEMENT, unless sooner terminated as provided herein, shall terminate upon the expiration of the last to expire or become abandoned of the PENN PATENT RIGHTS, subject to the provisions of paragraph 6.3 hereof.

6.2  LICENSEE may, at its option, terminate this AGREEMENT at any time by doing all of the following:

6.2.1 Cease making, having made, using and selling any PENN LICENSED PRODUCT and SERVICES; and

6.2.2  Revokes all sublicenses causing all sublicensees to cease making, having made, using and selling any PENN LICENSED PRODUCT and SERVICES; and

6.2.3  Gives sixty (60) days notice to PENN of such cessation and of LICENSEE intent to terminate; and

6.2.4  Tenders payment of all accrued royalties.

6.3  PENN may terminate this AGREEMENT if any of the following occur:

6.3.1  LICENSEE becomes more than sixty days in arrears in payment of royalties or expenses due pursuant to this AGREEMENT and LICENSEE does not provide full payment immediately upon demand; or

6.3.2 LICENSEE becomes subject to a BANKRUPTCY EVENT; or

6.3.3 LICENSEE breaches this AGREEMENT and does not cure within-sixty(60) days written notice thereof; or

6.3.4 LICENSEE has not made a commercial sale of PENN LICENSED PRODUCT or SERVICE within twenty-four (24) months of the completion of commercial development of a PENN LICENSED PRODUCT.

6.4  If LICENSEE becomes subject to a BANKRUPTCY EVENT, all duties of PENN and all rights (but not duties) of LICENSEE under this AGREEMENT shall immediately terminate without the necessity of any action being taken either by PENN or by LICENSEE.  In the event of entry by LICENSEE into bankruptcy or reorganization, PENN shall be considered to be a preferred creditor and lienholder against all stocks of PENN LICENSED PRODUCT.  PENN is also granted a security interest in and shall be considered to be a preferred creditor of LICENSEE with respect to PENN TECHNICAL INFORMATION and PENN PATENT RIGHTS.

6.5  Upon termination of this AGREEMENT, LICENSEE shall, at PENN's request, return to PENN all data, formulas, drawings, specifications, literature and other technical information comprising PENN TECHNICAL

INFORMATION fixed in any tangible medium of expression as well as any data generated by LICENSEE during the term of this AGREEMENT which will facilitate the development of the technology licensed hereunder.

6.6  LICENSEE's obligation to pay royalties accrued under Article 3 hereof shall survive termination of this AGREEMENT.  In addition, the provisions of Sections 4.1 and 7.2 and Articles 5, 6, 9, 10, and 14 shall survive such termination.

ARTICLE 7 - PATENT MAINTENANCE

7.1  PENN shall prosecute and maintain PENN PATENT RIGHTS as set forth in Appendix 1 hereto as the same may be supplemented from time to time in accordance with Article 4, provided however, that such prosecution, and maintenance fees shall not exceed $10,000.00 as provided for in Section 7.2.

7.2  LICENSEE shall promptly reimburse PENN for all documented attorneys fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of PENN PATENT RIGHTS, including patents and patent applications in the United States and in countries foreign to the United States on developments set forth in foregoing Sections 4.2. LICENSEE's obligation to reimburse PENN's documented patent expenses, under this Section 7.2, shall not exceed $10,000.  PENN shall provide LICENSEE with itemized statements reflecting these expenses and LICENSEE shall reimburse PENN for such expenses within thirty (30) days after receipt of such statement.

7.2.1  LICENSEE may provide advice to PENN regarding preparation, filing, and prosecution of any U.S. Patent Applications developed under this Agreement and/or the Sponsored Research Agreement with Dr. Laird (see Attachment B).

7.2.2  LICENSEE shall have the first option, for a period not to exceed ten (10) months from the date of filing a U.S. patent application, to support and pay for foreign applications of any U.S. Patent Application licensed under this Agreement.  If LICENSEE notifies PENN, in writing, of its desire to have
PENN

file any particular U.S. Patent Application in foreign venues, then PENN will diligently file and prosecute such applications after consultation with LICENSEE.  Such foreign patent preparation, filing, and prosecution fees and expenses shall not be subject to the reimbursement limitations ($10,000 limit) of LICENSEE set forth in Section 7.2. If LICENSEE does not advise PENN that it will support the foreign filing of a particular U.S. Patent Application, then PENN shall be free to pursue such foreign filings at PENN's own expense; provided that PENN notifies LICENSEE of its intention to so file a foreign application and LICENSEE does not itself file such application with sixty (60) days of said notice.  Such foreign filings which are made by PENN shall not be included as part of this Agreement and PENN shall be free to license such foreign patents to other third parties without further obligation to LICENSEE.

7.3  LICENSEE and its sublicensees shall comply with all Federal and foreign jurisdiction laws in respect of patent marking, if any, but the selection, location and particulars of such marking shall be at LICENSEE'S discretion.

ARTICLE 8 - INFRINGEMENT AND LITIGATION

8.1  Both PENN and LICENSEE are responsible for notifying the other of any infringement of PENN PATENT RIGHTS or JOINT PATENT RIGHTS which may come to their attention.  PENN and LICENSEE shall consult concerning any suspected infringement in an effort to agree upon terms and conditions for instigation and maintenance of litigation activities or forbearance from same.

8.2  To the extent litigation is mutually agreed upon, LICENSEE shall have the right, but not the obligation to prosecute such infringement at its own expense.  In such event, PENN shall cooperate with LICENSEE, at LICENSEE'S expense.  LICENSEE shall not settle or compromise any such suit in a manner that poses any obligations or restrictions on PENN or grants any rights to the PENN TECHNICAL INFORMATION or the PENN PATENT RIGHTS, without PENN's written permission.

8.3  Financial recoveries from any such litigation will first be applied to reimburse LICENSEE for its litigation expenditures with additional recoveries being paid to LICENSEE, subject to a royalty due PENN based on the provisions of Article 3 hereof.

8.4  Such rights of Section 8.2 shall be subject to the continuing right of PENN to intervene at PENN's own expense and join LICENSEE in any claim or suit for infringement of the PENN PATENT RIGHTS.  Any consideration received by LICENSEE in settlement of any claim or suit shall be shared between PENN and LICENSEE in proportion with their share of the litigation expenses in such infringement action.  If counsel chosen by LICENSEE is reasonably acceptable to PENN, for these purposes its litigation expenses should not be deemed to include counsel fees.

8.5  In any infringement suit to enforce any of the PENN PATENT RIGHTS or the JOINT PATENT RIGHTS, either party, at the request and expense of the other party shall cooperate in all respects and, to the fullest extent reasonably possible, shall have its employees testify when requested and shall make available relevant records, papers, information, samples, specimens, and the like.  This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

ARTICLE 9 - DISCLAIMER OF WARRANTIES; INDEMNIFICATION

9.1  THE LICENSED TECHNOLOGY IS PROVIDED ON AN "AS IS" BASIS AND PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PENN TECHNICAL INFORMATION OR THE PENN LICENSED PRODUCTS.  BY WAY OF EXAMPLE BUT NOT OF LIMITATION, PENN MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY, (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (iii) THAT THE USE OF THE PENN TECHNICAL INFORMATION WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY RIGHT OR PROPERTY RIGHTS OF OTHERS. PENN SHALL

NOT BE LIABLE TO LICENSEE, LICENSEE'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF, OR ARISING FROM, THE USE OF PENN TECHNICAL INFORMATION IN CONNECTION WITH THE LICENSED TECHNOLOGY SUPPLIED HEREUNDER OR THE MANUFACTURE, USE OR SALE OF PENN LICENSED PRODUCTS OR ANY OTHER MATERIAL DERIVED THEREFROM.  PENN SHALL NOT BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FROM ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND INCURRED BY LICENSEE OR ANY OTHER PERSON WHETHER UNDER THIS AGREEMENT OR OTHERWISE, EVEN IF PENN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

9.2  LICENSEE will defend, indemnify and hold harmless PENN, its trustees, officers, agents and employees (collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney's fees) (individually, a "Liability", and collectively, the "Liabilities") which results from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition, of any PENN LICENSED PRODUCTS and/or SERVICES by LICENSEE, its AFFILIATES, assignees, sublicensees, vendors or other third parties; (b) breach by LICENSEE of any covenant or agreement contained in this AGREEMENT; and (c) the enforcement by an Indemnified Party of its rights under this Section. The indemnification obligation under clause (a) shall apply regardless of any contributory negligence of the Indemnified Party.  Without limiting the foregoing, LICENSEE will defend, indemnify and hold harmless the indemnified Parties from and against any Liabilities resulting from:

9.2.1  any product liability or other claim of any kind related to the use by a third party of a PENN LICENSED PRODUCT and/or SERVICE that was manufactured, sold or otherwise disposed by LICENSEE, its AFFILIATES, assignees, sublicensees, vendors or other third parties;

9.2.2  a claim by a third party that the PENN TECHNICAL INFORMATION or the design, composition, manufacture, use, sale or other disposition of any PENN LICENSED PRODUCT and/or SERVICE infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; and

9.3  The Indemnified Party shall promptly notify LICENSEE of any claim or action giving rise to Liabilities subject to the provisions of the foregoing Section.  LICENSEE shall have the right to defend any such claim or action, at its cost and expense.  LICENSEE shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on the University or grants any rights to the PENN TECHNICAL INFORMATION.  If LICENSEE fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, PENN may assume the defense of such claim or action for the account and at the risk of LICENSEE, and any Liabilities related thereto shall be conclusively deemed a liability of LICENSEE.  LICENSEE shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred.  The indemnification rights of PENN or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

9.4  LICENSEE shall maintain general liability insurance, including contractual liability, and, if commercially available at standard rates product liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 in the aggregate, issued by an insurance company rated A or better and naming PENN as an additional insured for ten (10) years after LICENSEE ceases manufacturing and marketing the PENN LICENSED PRODUCTS and/or SERVICES. The minimum insurance amounts specified herein shall not be deemed a limitation on LICENSEE's indemnification liability under this AGREEMENT.  LICENSEE shall provide PENN with copies of the endorsements to such policies, upon request of PENN.  LICENSEE shall notify PENN at least thirty (30) days prior to cancellation of any such coverage.  PENN shall receive a royalty on any insurance award constituting compensation to LICENSEE for lost profits on the sale of PENN LICENSED PRODUCTS.

ARTICLE 10 - USE OF PENN'S NAME; INDEPENDENCE

10.1 LICENSEE and its employees and agents shall not use and LICENSEE shall not permit its sublicensees to use PENN's name, any adaptation thereof, any PENN logotype, trademark, service mark or slogan or the name mark or logotype of any PENN representative or organization in any way without the prior, written consent of PENN, except as required by law.  In this regard, PENN acknowledges and agrees that the LICENSEE may use PENN's name in various documents used by LICENSEE for capital raising and financing purposes, provided that PENN grants prior written approval of such use, which approval shall not be unreasonably withheld.

10.2 PENN and LICENSEE are independent entities and contractors and neither is an agent of the other.  LICENSEE shall take no action which would suggest to a reasonable person that an agency relationship exists between LICENSEE and PENN.

10.3 Neither party shall use directly or by implication the name of the other or any staff member, faculty member, student or employee of the other in connection with any products, publicity, promotion, financing or advertising without the prior written permission of the other party, except as required by law.

ARTICLE 11 - COMPLIANCE WITH LAWS; EXPORT CONTROL

11.1 LICENSEE shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of products.  Without limiting the foregoing, it is understood that PENN is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that its obligations hereunder are contingent upon compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. PENN neither represents that a license is not required nor that, if required, it will issue.

ARTICLE 12 - ASSIGNMENT

12.1 This AGREEMENT and the rights and duties appertaining thereto may not be assigned by either party other than to an Affiliate without first obtaining the express written consent of the other party.  Any such purported assignment, without the written consent of the other party, shall be null and of no effect.

ARTICLE 13 - NOTICES

13.1 Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed as having been received as of the date dispatched if sent by public courier (e.g. Federal Express) or by express mail, receipt requested and addressed as follows:

If for PENN:

University of Pennsylvania
Center for Technology Transfer
3700 Market Street, Suite 300
Philadelphia, PA 19104
Attention: Director

with a copy to:

Office of General Counsel
University of Pennsylvania
221 College Hall
Philadelphia, PA  19104-6303
Attention:  General Counsel

If for LICENSEE:

Tensiodyne Corporation
11835 West Olympic Boulevard
East Tower, Suite 705
West Los Angeles, CA 90064

with a copy to:

Stephen M. Goodman, Esquire
Wolf, Block, Schorr and Solis-Cohen
12th Floor Packard Building
S.E. Corner 15th & Chestnut Streets
Philadelphia, PA 19102-2678

Either party may change its official address upon notice to the other party.

ARTICLE 14 - JURISDICTION; ENTIRE AGREEMENT - DISPUTE RESOLUTION

14.1 This AGREEMENT shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania.  Jurisdiction and venue shall be proper in the Commonwealth of Pennsylvania.

14.2 This AGREEMENT and the SPONSORED RESEARCH AGREEMENT (Appendix 2 hereto) [and the STOCK PURCHASE AGREEMENT (Appendix 3 hereto)] are being entered into simultaneously and each is related to the other in setting forth the entire agreement of the parties.  Any modification of this AGREEMENT shall be in writing and signed by an authorized representative of each party.

14.3 In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties shall, as soon as practicable, confer in an attempt to resolve the dispute.  In the event that resolution of the dispute is not forthcoming, the parties shall consult with a view toward submitting the dispute to mediation or arbitration under mutually-acceptable terms.  There is no enforceable obligation to enter into mediation or arbitration conferred by this paragraph.

IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

DATE: August 26, 1993

SIGNATURE: /s/ Stephen M. Sammut

TYPED NAME: Stephen M. Sammut

TITLE:      Managing Director

LICENSEE

DATE: 9/9/93

SIGNATURE: /s/ Robert M. Bernstein

TYPED NAME: Robert M. Bernstein

TITLE:      PRES.